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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                           Nextest Systems Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    653339101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 653339101
          ---------------------


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Needham Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,021,750

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,021,750

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,021,750

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                    [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC, OO

--------------------------------------------------------------------------------
CUSIP No. 653339101
          ---------------------


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Needham Capital Partners III, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     924,125

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     924,125

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     924,125

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                    [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

--------------------------------------------------------------------------------
CUSIP No. 653339101
--------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     George A. Needham

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,200,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,200,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,200,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                    [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------
CUSIP No. 653339101
          ---------------------


1.   NAME OF REPORTING PERSONS

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas P. Shanahan

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,200,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,200,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,200,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                    [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 653339101
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John J. Prior, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,200,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,200,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,200,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                    [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.8%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------
CUSIP No. 653339101
          ---------------------


Item 1(a). Name of Issuer:


           Nextest Systems Corporation
           --------------------------------------------------------------------

      (b). Address of Issuer's Principal Executive Offices:

           1901 Monterey Road
           San Jose, California 95112
           --------------------------------------------------------------------


Item 2(a). Name of Person Filing:


           Needham Capital Management, LLC
           Needham Capital Partners III, L.P.
           George A. Needham
           Thomas P. Shanahan
           John J. Prior, Jr.

           --------------------------------------------------------------------

      (b). Address of Principal Business Office, or if None, Residence:


           Needham Capital Management, LLC
           Needham Capital Partners III, L.P.
           George A. Needham
           Thomas P. Shanahan
           John J. Prior, Jr.
              445 Park Avenue
              New York, NY 10022


           --------------------------------------------------------------------

      (c). Citizenship:


           Needham Capital Management, LLC - Delaware
           Needham Capital Partners III, L.P. - Delaware
           George A. Needham - United States
           Thomas P. Shanahan - United States
           John J. Prior, Jr.  - United States

           --------------------------------------------------------------------

      (d). Title of Class of Securities:


           Common Stock, par value $0.001 per share
           --------------------------------------------------------------------

      (e). CUSIP Number:


           653339101
           --------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An      investment      adviser      in      accordance      with
               s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

       (a) Amount beneficially owned:

           Needham Capital Management, LLC - 1,021,750
           Needham Capital Partners III, L.P. - 924,125
           George A. Needham - 1,200,000
           Thomas P. Shanahan - 1,200,000
           John J. Prior, Jr. - 1,200,000
           ---------------------------------------------------------------------

       (b) Percent of class:

           Needham Capital Management, LLC - 5.8%
           Needham Capital Partners III, L.P. - 5.2%
           George A. Needham - 6.8
           Thomas P. Shanahan - 6.8%
           John J. Prior, Jr. - 6.8%
           ---------------------------------------------------------------------

       (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                Not Applicable

          (ii)  Shared power to vote or to direct the vote

                Needham Capital Management, LLC - 1,021,750 Needham Capital Partners III, L.P. - 924,125 George A. Needham - 1,200,000 Thomas P. Shanahan - 1,200,000 John J. Prior, Jr. - 1,200,000

          (iii) Sole power to dispose or to direct the disposition of

                Not Applicable

          (iv)  Shared power to dispose or to direct the disposition of

                Needham Capital Management, LLC - 1,021,750 Needham Capital Partners III, L.P. - 924,125 George A. Needham - 1,200,000 Thomas P. Shanahan - 1,200,000 John J. Prior, Jr. - 1,200,000

Item 5. Ownership of Five Percent or Less of a Class.

         Not Applicable


Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable


Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable


Item 9.  Notice of Dissolution of Group.

         Not Applicable


Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             Needham Capital Management, LLC*


                                             By: /s/ Glen W. Albanese
                                             -----------------------------
                                             Name:  Glen W. Albanese
                                             Title:  Chief Financial Officer

                                             Needham Capital Partners III, L.P.*

                                             By: /s/ Glen W. Albanese
                                             -----------------------------
                                             Name:  Glen W. Albanese
                                             Title:  Chief Financial Officer


                                                /s/ George A. Needham*
                                             ---------------------------
                                             Name:  George A. Needham


                                                /s/ Thomas P. Shanahan*
                                             ---------------------------
                                             Name:  Thomas P. Shanahan


                                                /s/ John J. Prior, Jr.*
                                             ---------------------------
                                             Name:  John J. Prior, Jr.

Date:  February 6, 2007

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                      Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 6, 2007 relating to the Common Stock, of Nextest Systems Corporation shall be filed on behalf of the undersigned.

                                      Needham Capital Management, LLC*


                                      By: /s/ Glen W. Albanese
                                      -----------------------------
                                      Name:  Glen W. Albanese
                                      Title:  Chief Financial Officer

                                      Needham Capital Partners III, L.P.*

                                      By: /s/ Glen W. Albanese
                                      -----------------------------
                                      Name:  Glen W. Albanese
                                      Title:  Chief Financial Officer


                                         /s/ George A. Needham*
                                      ---------------------------
                                      Name:  George A. Needham


                                         /s/ Thomas P. Shanahan*
                                      ---------------------------
                                      Name:  Thomas P. Shanahan


                                         /s/ John J. Prior, Jr.*
                                      ---------------------------
                                      Name:  John J. Prior, Jr.



*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.


SK 22312 0001 744798